SCHEDULE A

TRANSACTIONS IN THE COMMON STOCK

BY MR. TYCHOLIS

Trades executed on the Toronto Stock Exchange since the date of the last Amendment to the Filing:

	Date	Number of Shares	Price (Cdn.)	Type of Transaction
1.	January 8, 2003	50,000	$2.2598	Purchase